UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2016 (July 5, 2016)
THE J.G. WENTWORTH COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-36170	46-3037859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 King of Prussia Road, Suite 501, Radnor, Pennsylvania		19087-5148
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (484) 434-2300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On July 5, 2016, The J.G. Wentworth Company (the “Company”) and Scott Stevens discussed and agreed that Mr. Stevens will be resigning as the Executive Vice President and Chief Financial Officer of the Company, and that his last day with the Company will be August 5, 2016.  As a result, Mr. Stevens will no longer be associated with the Company or its subsidiaries in any employment capacity.
This decision is part of a broader restructuring initiative, which is focused on aiding the Company in making progress against its strategic initiatives: i) grow profitability and remain leaders in Structured Settlements payment purchasing, ii) grow Home Lending into a national leader in the mortgage category, and iii) launch its Prepaid Cards initiative.
(c) Effective August 5, 2016, Mr. Roger Gasper, age 49, currently the Company’s Vice President and Chief Accounting Officer since appointment in October 2015 (and previously serving as the Company’s Vice President and Corporate Controller since April 2013), will assume the role of Chief Financial Officer. Prior to taking his initial role with the Company, Mr. Gasper served as Vice President of Finance and Accounting at Ricerca Biosciences, Inc. from March 2011 and as Vice President and Corporate Controller at Nordion, Inc. from March 2008.
There are no family relationships between Mr. Gasper and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Mr. Gasper will receive an initial base salary of $325,000 per year and will be eligible to receive an annual cash bonus based on the achievement of annual performance targets, with a target amount of 60% of his then-current base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE J.G. WENTWORTH COMPANY

By:	/s/ Stephen A. Kirkwood
	Name:	Stephen A. Kirkwood
	Title:	Executive Vice President & Chief Legal Officer

Dated: July 11, 2016

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